FOR RELEASE – May 9, 2013

LIPOSCIENCE REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

First Quarter 2013 NMR LipoProfile® Test Volumes Up 8.7% from 2012 Period

Announces Mayo Clinic Preparation for “Go Live” of Clinical Reporting on Vantera® System and Inclusion in American Association of Clinical Endocrinologists Diabetes Management Algorithm

RALEIGH, N.C., May 9, 2013 - LipoScience, Inc. (Nasdaq: LPDX), a diagnostic company pioneering a new field of personalized NMR diagnostics to advance the quality of patient care, today announced its financial results for the first quarter ended March 31, 2013.

First Quarter Results

During the first quarter of 2013, clinicians ordered approximately 518,000 NMR LipoProfile tests, representing an increase of 8.7% over the first quarter of 2012. Total revenue was $13.6 million for the first quarter ended March 31, 2013, a decline of 1.2% compared to the first quarter ended March 31, 2012.

“We are dissatisfied with our unit growth and revenue performance, and our responses are already underway,” commented Richard Brajer, President and Chief Executive Officer. “Based on a comprehensive review, the four primary factors contributing to the first quarter 2013 revenue shortfall were 1) we were unable to get the needed number of new sales representatives up and running, 2) our direct business is converting to our lab partners at a faster rate than prior years, 3) managed care headwinds, and 4) Vantera system placement delays.”

“Given these factors and our slow start, we are reducing our full year 2013 revenue guidance to $54 to $56 million,” said Mr. Brajer. “Unfortunately, these issues cannot be fixed overnight. But I can assure you that we fully understand what the issues are, and we are assertively implementing our responses as we continue to drive toward becoming a clinical standard of care.”

“Despite these operational challenges, we continue to make important progress in attracting the support and validation of leading institutions and medical societies,” added Mr. Brajer. “LipoScience is pleased to report that Mayo Clinic has successfully completed its Vantera system testing, and we are working with them to achieve 'Go Live' with clinical reporting of test results in the very near future. Additionally, the American Association of Clinical Endocrinologists (AACE) recently recommended LDL particle number (LDL-P) in their cardiovascular disease (CVD) risk factor modifications algorithm for patients with diabetes. TMAO, the diagnostic test that LipoScience has exclusive rights to commercialize from the Cleveland Clinic, has recently received broad press coverage, with a recent publication in the New England Journal of Medicine and coverage on NBC News. Moreover, the National Institutes of Health has signed a contract for a Vantera system to be used for research and clinical purposes. With these strong endorsements for our test and our platform by leading institutions and medical societies, we believe that the NMR LipoProfile test and Vantera system will become an important clinical standard of care in the future.”

Additional First Quarter Operating Results

For the first quarter ended March 31, 2013, gross profit was $10.8 million compared to $11.5 million in the prior year, a decrease of 6.1%. Gross margin for the first quarter of 2013 was 79.1%, as compared to 83.2% for the first quarter of 2012 due primarily to increased costs incurred in 2013 associated with the launch of the Vantera system at third-party customer sites.

The overall average selling price of NMR LipoProfile tests decreased 6.4% to $25.25 for the first quarter of 2013, compared to $26.99 for the prior year period. The decline was primarily the result of certain reductions in price for some clinical laboratory customers based on their achievement of higher test volumes set forth in their agreements as well as the continuing shift in channel mix toward high-volume clinical laboratory customers. The percentage of total NMR LipoProfile tests sold through the Company's direct distribution channel, whereby clinicians ordered the test directly from LipoScience, decreased from 6% for the first quarter ended March 31, 2012 to 3% for the first quarter ended March 31, 2013. This trend reflects the Company's strategy of increasing the proportion of its business conducted through clinical diagnostic laboratories, resulting in an overall increase in test volumes, but a decreasing average selling price due to the shift in channel mix.

During the first quarter of 2013, sales and marketing expenses of $6.7 million were up 19.6% compared to $5.6 million in the prior year period. Sales and marketing expenses represented 48.9% of total revenues for the first quarter of 2013 compared to 40.4% in the first quarter of 2012. The increase in sales and marketing expenses as a percentage of revenue for the first quarter of 2013 is due to the continued expansion of the Company's direct sales force, growing geographic presence and an expansion in the Health, Policy & Reimbursement organization. These increases were partially offset by lower marketing expenses experienced during the first quarter of 2013 as a result of the timing of various marketing programs and medical education initiatives to drive awareness and adoption of the NMR LipoProfile test.

For the first quarter ended March 31, 2013, research and development expenses of $3.1 million increased by 45.9% as compared to $2.1 million during the prior year period. As a percentage of total revenues, research and development expenses increased to 23.0% for the first quarter of 2013, compared to 15.6% for the first quarter of 2012. This increase over the prior year period primarily reflects higher personnel-related expenses due to increased headcount, higher consulting fees for external research and development studies in support for our publication efforts, and other engineering projects, as well as higher allocated information technology and facility charges.

General and administrative expenses in the first quarter of 2013 were $3.3 million, up 47.0% compared to $2.3 million in the first quarter of 2012. The increase versus the prior year period resulted primarily from higher fees associated with the expansion of our business operations, compliance obligations in connection with becoming a publicly traded company and increased salaries and benefits due to higher staffing levels. The Company also incurred $0.3 million in tax liability as a result of the new U.S. medical device tax that became effective in January 2013 and that applies to sales of the NMR LipoProfile test. These higher costs were partially offset by lower bad debt expense. General and administrative expenses represented 24.3% of total revenues for the first quarter of 2013 compared to 16.3% in the first quarter of 2012.

Net loss for the first quarter of 2013 was $2.8 million compared to net income of $1.3 million in the prior year period.

As of March 31, 2013, LipoScience had approximately $55.0 million of cash and cash equivalents and $15.7 million of long-term debt. In the initial public offering, or IPO, completed in January 2013, LipoScience raised net proceeds of $44.4 million after the underwriting discount and offering expenses. Contemporaneous with the closing of the IPO, the Company paid $5.2 million in accrued dividends to holders of the Company's Series F preferred stock, which converted into common stock upon the closing of the IPO. In the first quarter, LipoScience also paid off the outstanding balance of $5.0 million on the Company's revolving line of credit.

Full Year 2013 Revenue Outlook

Based on information available as of May 9, 2013, the Company expects that total revenue for the full year 2013 will range from approximately $54 to $56 million as compared to reported revenue of $54.8 million for the full year 2012.

Conference Call Information

LipoScience management will host a conference call today at 4:30 p.m. EDT to discuss the first quarter 2013 financial results. To participate in the call, please dial (877) 303-2523 (U.S. and Canada) or (253) 237-1755 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://investor.liposcience.com.

A replay of the conference call will be available beginning May 9, 2013 at 7:30 p.m. EDT and ending on May 21, 2013 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 60327831. A replay of the webcast will be available on the corporate website for two weeks, through May 21, 2013.

About LipoScience, Inc.

LipoScience, Inc. is pioneering a new field of personalized diagnostics based on nuclear magnetic resonance (NMR) technology. Its first proprietary diagnostic test, the NMR LipoProfile test, measures the number of low density lipoprotein particles (LDL-P) in a blood sample and provides physicians and their patients with actionable information to personalize management of risk for heart disease. To date, over 9 million NMR LipoProfile tests have been ordered. LipoScience's automated clinical analyzer, the Vantera® system, has been cleared by the FDA. It requires no previous knowledge of NMR technology to operate and has been designed to significantly simplify complex technology through ease of use and walk-away automation. The Vantera system will be placed with national and regional clinical laboratories.

LipoScience is driving toward becoming a clinical standard of care by decentralizing its technology and expanding its menu of personalized diagnostic tests to address a broad range of cardiovascular, metabolic and other diseases. For further information on LipoScience, please visit www.liposcience.com and www.theparticletest.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the Company's plans, objectives, expectations (financial and otherwise) or intentions. These forward-looking statements include statements about the Company's expectations regarding financial results for the full year of 2013, the expansion of the Company's sales force and commercial organization, the Company's plans for the Vantera system and its expectations about deploying it on-site in third-party clinical diagnostic laboratories and research institutions, the receptivity of third parties to use the NMR LipoProfile test based on the endorsement or validation of the NMR LipoProfile test or the Vantera system by other institutions, the size of the market for the Company's NMR LipoProfile test and its ability to increase and sustain demand for the NMR LipoProfile test, as well as the Company's plans for future diagnostic tests. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include, but are not limited to:

•	The Company's ability to achieve greater market acceptance of its NMR LipoProfile test and any future tests that it may develop;

•	The Company's reliance on a relatively small number of clinical diagnostic laboratories for a significant percentage of its NMR LipoProfile test sales;

•	The receptiveness of third-party laboratories with respect to the placement of Vantera systems at their facilities;

•	The Company's ability to expand its sales and marketing capabilities in order to increase demand for the NMR LipoProfile test;

•	The Company's ability to compete with other diagnostic testing methods that may be more widely accepted;

•	The Company's ability to secure regulatory clearance by the FDA of its HDL-P test and other non-cleared portions of the NMR LipoProfile test;

•	The Company's ability to develop new assays that leverage its NMR-based technology;

•	The Company's ability to secure reimbursement for its proprietary tests from additional third-party payors;

•	The Company's ability to shift a greater proportion of its sales toward clinical laboratory customers to accelerate the adoption of the NMR LipoProfile test; and

•	The effect of economic or regulatory changes on the Company's diagnostic test volumes and its business.

These forward-looking statements are based on information available to LipoScience, Inc. as of the date of this release and speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Additional risks, uncertainties, and other information that could affect the Company's business and operating results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the other filings it makes with the SEC from time to time.

Contact

Investor Relations:
ICR, Inc.
Bob Yedid
Managing Director
(919) 256-1183
bob.yedid@icrinc.com

LipoScience, Inc.
Tori Hall
tori.hall@liposcience.com
(919) 256-1046

LipoScience, Inc.
Balance Sheets
(in thousands, except share and per share data)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,047	$24,768
Accounts receivable, net	7,098	5,149
Inventories	185	125
Prepaid expenses and other	1,012	719
Total current assets	63,342	30,761
Property and equipment, net	11,971	11,493
Other noncurrent assets:
Restricted cash	1,504	1,505
Intangible assets, net of accumulated amortization of $152 and $147 at March 31, 2013 and December 31, 2012, respectively	692	637
Deferred financing costs	92	100
Deferred offering costs	—	3,151
Other assets	56	32
Total other noncurrent assets	2,344	5,425
Total assets	$77,657	$47,679
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,309	$1,003
Accrued expenses	3,243	5,348
Revolving line of credit	—	5,000
Current maturities of long-term debt	953	—
Other current liabilities	1	1
Total current liabilities	5,506	11,352
Long-term liabilities:
Long-term debt, less current maturities	14,781	15,708
Preferred stock warrant liability	—	412
Other long-term liabilities	2,518	2,462
Total liabilities	22,805	29,934
Redeemable Convertible Preferred Stock:
Series D, D-1, E and F Redeemable Convertible Preferred Stock, par value $.001; 15,216,336 shares designated; 11,205,672 issued and outstanding at December 31, 2012; aggregate liquidation preference of $51,695	—	57,301
Total Redeemable Convertible Preferred Stock	—	57,301
Stockholders’ equity (deficit):
Series A, A-1, B, B-1, C and C-1 Convertible Preferred Stock, par value $.001; 3,428,677 shares designated; 1,687,010 shares issued and outstanding at December 31, 2012; aggregate liquidation preference of $7,472	—	1
Common stock, $.001 par value; 90,000,000 shares authorized, 14,674,312 and 1,894,277 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively.	15	2
Additional paid-in capital	105,678	8,434
Accumulated deficit	(50,841)	(47,993)
Total stockholders’ equity (deficit)	54,852	(39,556)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$77,657	$47,679

LipoScience, Inc.
Statements of Comprehensive (Loss) Income
(in thousands, except share and per share data)

	Three months ended March 31,
	2013	2012
	(unaudited)
Revenues	$13,616	$13,783
Cost of revenues	2,850	2,318
Gross profit	10,766	11,465
Operating expenses:
Research and development	3,132	2,147
Sales and marketing	6,659	5,565
General and administrative	3,307	2,250
Total operating expenses	13,098	9,962
(Loss) income from operations	(2,332)	1,503
Other expense:
Interest income	21	2
Interest expense	(530)	(107)
Other expense	(7)	(129)
Total other expense	(516)	(234)
Net (loss) income	(2,848)	1,269
Undistributed earnings allocated to participating preferred stockholders	—	(1,021)
Net (loss) income attributable to common stockholders—basic	(2,848)	248
Undistributed earnings re-allocated to common stockholders	—	133
Net (loss) income attributable to common stockholders—diluted	$(2,848)	$381
Net (loss) income per share attributable to common stockholders—basic	$(0.19)	$0.15
Net (loss) income per share attributable to common stockholders—diluted	$(0.19)	$0.13
Weighted average shares used to compute basic net (loss) income per share attributable to common stockholders	14,649,084	1,701,428
Weighted average shares used to compute diluted net (loss) income per share attributable to common stockholders	14,649,084	2,992,921
Comprehensive (loss) income	(2,848)	1,269

LipoScience, Inc.
Statements of Cash Flows
(in thousands)

	Three months ended March 31,
	2013	2012
	(unaudited)
Operating activities
Net (loss) income	$(2,848)	$1,269
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	373	136
Amortization of deferred financing costs	8	—
Amortization of debt discount	26	—
Stock-based compensation expense	251	147
Fair value remeasurement of preferred stock warrant liability	(2)	125
Changes in operating assets and liabilities:
Accounts receivable, net	(1,949)	(1,465)
Inventories	(60)	—
Prepaid expenses and other	(293)	28
Accounts payable, accrued expenses and other current liabilities	(1,250)	(1,377)
Other non-current assets	(24)	—
Other long-term liabilities	4	160
Net cash used in operating activities	(5,764)	(977)
Investing activities
Purchases of property and equipment	(1,221)	(1,090)
Capitalized patent and trademark costs	(20)	(11)
Net cash used in investing activities	(1,241)	(1,101)
Financing activities
Payments on revolving line of credit	(5,000)	—
Payments of Series F redeemable convertible preferred stock accrued dividends	(5,200)	—
Payments on long-term debt	—	(400)
Changes in deferred financing costs	(6)	—
Deferred offering costs	—	(173)
Issuance cost of common stock	(4,359)	—
Proceeds from issuance of common stock	51,750	—
Proceeds from exercise of stock options and warrants	99	22
Net cash provided by (used in) financing activities	37,284	(551)
Net increase (decrease) in cash and cash equivalents	30,279	(2,629)
Cash and cash equivalents at beginning of period	24,768	12,483
Cash and cash equivalents at end of period	$55,047	$9,854
Supplemental disclosure of cash flow information
Cash paid for interest	$310	$73